Exhibit 107

Calculation of Filing Fee Tables

Form S-3

22ND CENTURY GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type(1)	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.00001 par value per share	—	—	—	—	—	—
Fees Previously Paid	Equity	Common Stock, $0.00001 par value per share	457(a) and 457(c)	5,675,000 (2)	$0.70	$3,972,500 (3)	$.0001102	$437.77

	Total Offering Amounts							$437.77
	Total Fees Previously Paid							$437.77(4)
	Total Fee Offsets							$—

	Net Fee Due							$—

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock with respect to the JGB Warrants being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder, as a result of stock splits, stock dividends or similar transactions.
(2)	The amount to be registered includes 5,675,000 shares of Common Stock issuable upon exercise of the warrants.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of a share of common stock on the Nasdaq Capital Market on April 4, 2023, which was $0.70.
(4)	The Company previously paid $437.77 upon the initial filing of this Registration Statement on April 11, 2023.